Exhibit 10.1

First Amendment to the Ameri Holdings, Inc.

2015 Equity Incentive Award Plan

WHEREAS, pursuant to Section 13 of the Ameri Holdings, Inc. 2015 Equity Incentive Award Plan (the “Plan”) the Board, including any duly appointed committee of the Board with approval of the Board, may terminate, amend or modify the Plan at any time; provided, however, that without the approval of the stockholders of the Company, there shall be no increase in the total number of shares of Stock covered by the Plan.

WHEREAS, capitalized terms used herein but not otherwise defined herein shall have the meaning ascribed to them in the Plan.

WHEREAS, prior to this first amendment to the Plan (the “Amendment”), the maximum number of Shares that could be delivered pursuant to Awards granted under the Plan was 2,000,000.

WHEREAS, the Board wishes to increase the number of Shares available under the plan by 2,000,000 Shares.

In accordance with Section 13 of the Plan, the Plan shall be amended effective upon stockholder approval as follows:

1.	The title of the Plan is hereby amended and restated as follows: Ameri Holdings, Inc. 2015 Equity Incentive Award Plan

2.	Section 1.1 of the Plan is hereby amended and restated as follows:

1.1       Establishment of the Plan. Ameri Holdings, Inc., a Delaware corporation (the “Company”) hereby establishes an incentive compensation (the “Plan”), as set forth in this document.

3.	Section 4.1 of the Plan is hereby amended and restated as follows:

4.1       Number of Shares. Subject to adjustment as provided in Sections 4.2 and 4.3, the aggregate number of shares of Stock which may be issued or transferred pursuant to Awards under the Plan shall be 4,000,000 shares. Notwithstanding the foregoing, in order that the applicable regulations under the Code relating to Incentive Stock Options be satisfied, the maximum number of shares of Stock that may be delivered upon exercise of Incentive Stock Options shall be 4,000,000, as adjusted under Sections 4.2 and 4.3.